  EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors TPT Global Tech, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated April 10, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the financial statements of TPT Global Tech, Inc., in its registration statement on Form S-1, Post-Effective Amendment No. 1, relating to the registration of 37,361,010 shares of common stock. We also consent to the reference of our firm under the caption “experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
December 10, 2019